EXHIBIT 21.1

SUBSIDIARIES OF FORTRESS BIOTECH, INC.

Subsidiaries of Fortress Biotech, Inc. at December 31, 2020, with jurisdiction of incorporation or formation:

●	Aevitas Therapeutics, Inc. (Delaware)
●	Avenue Therapeutics, Inc. (Delaware)
●	Baergic Bio, Inc. (Delaware)
●	Caelum Biosciences, Inc. (Delaware), formerly FBIO Acquisition Corp. II
●	Cellvation, Inc. (Delaware), formerly FBIO Acquisition Corp. I
●	Checkpoint Therapeutics, Inc. (Delaware)
●	Cyprium Therapeutics, Inc. (Delaware)
●	Helocyte, Inc. (Delaware), formerly DiaVax Biosciences, Inc.
●	Hepla Sciences, Inc. (Delaware), formerly FBIO Acquisition Corp. IV
●	Journey Medical Corporation (Delaware)
●	Mustang Bio, Inc. (Delaware)
●	Oncogenuity, Inc. (Delaware), formerly FBIO Acquisition Corp. VI
●	CB Securities Corporation (Massachusetts)
●	Coronado SO Co. (Delaware)
●	Escala Therapeutics, Inc., formerly Altamira Biosciences, Inc. (Delaware)
●	FBIO Acquisition Corps. VI – XIV (Delaware)
●	Fortress Biotech, China, Inc.
●	Innmune Limited (United Kingdom)
●	Tamid Bio, Inc. (Delaware)